Exhibit 99.1

Contacts:	Steven O. Cordier
Senior Vice President and CFO
Penford Corporation
303-649-1900
steve.cordier@penx.com

Penford Reports First Quarter Fiscal 2012 Financial Results

Company posts record $90.7 million revenue for the quarter, up 26% from the prior year.

Gross margin expands 28% from last year to $11.8 million.

Operating income improves 47% from a year ago to $4.4 million.

Acquisition of Carolina Starches progressing; expected to close in January.

CENTENNIAL, CO, January 9, 2012 – Penford Corporation (Nasdaq: PENX), a leader in renewable ingredient systems for industrial and food applications, today reported that consolidated sales for the quarter ended November 30, 2011 increased 25.6% to $90.7 million from $72.3 million a year ago. Gross margin expanded $2.6 million from last year. Consolidated net income rose 76% to $0.6 million, or $0.05 per diluted share, from $0.3 million, or $0.03 per diluted share last year.

A table summarizing quarterly financial results is shown below:

Penford Corporation – Financial Highlights

(In thousands)	Q1 FY 12	Q4 FY 11	Q3 FY11	Q2 FY11	Q1 FY11
Food Ingredients:
Sales	$25,924	$22,554	$23,637	$17,713	$18,336
Gross margin	8,221	6,766	7,808	5,385	6,353
Operating income	5,959	4,135	5,517	3,576	4,808
Depreciation and amortization	505	486	510	553	561

Industrial Ingredients:
Sales	$64,822	$61,085	$61,596	$56,591	$53,930
Gross margin	3,586	552	2,609	1,458	2,904
Operating income (loss)	743	(3,023)	(734)	(1,103)	142
Depreciation and amortization	2,629	2,691	2,712	2,696	2,713

Consolidated:
Sales	$90,746	$83,638	$85,233	$74,304	$72,266
Gross margin	11,808	7,317	10,418	6,843	9,257
Operating income (loss)	4,359	(1,518)	2,506	488	2,969
Depreciation and amortization	3,512	3,556	3,598	3,618	3,643

Food Ingredients

•	Food Ingredients reported record quarterly sales, gross margin and operating income.

•	Revenue grew more than 40%; all end market segments expanded at double-digit rates.

•

Gross margin increased 29% from volume growth and higher pricing. Product mix changes reflect new business gains in specialty modified products, as well as expansion of value added corn-based applications.

•	Operating income rose 24% to $6.0 million on volume and margin increases.

Industrial Ingredients

•

Revenue increased 20% to $64.8 million reflecting higher corn prices that were passed through to customers, increased pricing from processing and manufacturing fees, higher ethanol volumes, and growth of specialty bio-products.

Industrial Ingredients (continued)

•

Ethanol sales expanded 32% to $32.4 million. Market prices for ethanol rose about 25% from a year ago while comparable industry crush margins improved by approximately $0.10 per gallon, or about 15% from last year.

•	Specialty bio-products sales grew over 40% on new business gains, higher volumes at existing accounts and unit pricing.

•

Gross margin expanded $0.7 million from a year ago, as higher average unit selling prices for industrial starch and ethanol outpaced rapidly rising corn and chemical costs. Industry net corn costs increased more than 50% from last year.

•

Operating results improved $0.6 million from last year’s first quarter and increased sequentially over the fourth quarter of fiscal 2011 by $3.8 million on higher throughput rates, lower unit costs and improved ethanol crush margins.

Consolidated Results

•	Corporate expenses increased by $0.4 million on higher professional fees, employee costs and acquisition related charges.

•	Outstanding bank debt on the Company’s $60 million bank facility fell by $6 million from August 31, 2011 to $16.1 million.

•	Cash flow from operations improved to $12.2 million from $4.7 million last year.

•

The effective tax rate for the first quarter was 70%, which reflects the increased tax expense for the non-deductible preferred stock dividends. The preferred stock dividends are recorded as interest expense in the statements of operations.

Carolina Starches Acquisition

•

The Company reported last quarter that it had executed a definitive agreement to purchase the stock and certain assets of the business currently operated by Carolina Starches. The Company expects to close the transaction in January.

Conference Call

Penford will host a conference call to discuss first quarter fiscal 2012 financial and operational results today, January 9, 2012 at 9:00 a.m. Mountain time (11:00 a.m. Eastern time). Access information for the call and web-cast can be found at www.penx.com. To participate in the call on January 9, 2012, please phone 1-877-407-9205 at 8:50 a.m. Mountain Time. A replay will be available at www.penx.com.

About Penford Corporation

Penford Corporation develops, manufactures and markets specialty, natural-based ingredient systems for a variety of industrial and food applications. Penford has five manufacturing and/or research locations in the United States.

The statements contained in this release that are not historical facts are forward-looking statements that represent management’s beliefs and assumptions based on currently available information. Forward-looking statements can be identified by the use of words such as “believes,” “may,” “will,” “looks,” “should,” “could,” “anticipates,” “expects,” or comparable terminology or by discussions of strategies or trends. Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, it cannot give any assurances that these expectations will prove to be correct. Such statements by their nature involve substantial risks and uncertainties that could significantly affect expected results. Actual future results could differ materially from those described in such forward-looking statements, and the Company does not intend to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Among the factors that could cause actual results to differ materially are the risks and uncertainties discussed in this release and those described from time to time in other filings with the Securities and Exchange Commission which include, but are not limited to: competition; the possibility of interruption of business activities due to equipment problems, accidents, strikes, weather or other factors; product development risk; changes in corn and other raw material prices and availability; the Company’s inability to comply with the terms of instruments governing the Company’s debt; the effects of the current economic recession as well as other changes in general economic conditions or developments with respect to specific industries or customers affecting demand for the Company’s products, including unfavorable shifts in product mix; unanticipated costs, expenses or third party claims; interest rate, chemical and energy cost volatility; changes in returns on pension plan assets and/or assumptions used for determining employee benefit expense and obligations; unforeseen developments in the industries in which Penford operates; and other factors described in the “Risk Factors” section in reports filed by the Company with the Securities and Exchange Commission.

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CHARTS TO FOLLOW

Penford Corporation

Financial Highlights

	Three months ended November 30
(In thousands except per share data)	2011	2010
	(unaudited)
Consolidated Results
Sales	$90,746	$72,266
Income from operations	$4,359	$2,969
Net income	$592	$336
Earnings per share, diluted	$0.05	$0.03

Cash Flows
Cash flow provided by (used in):
Operating activities	$12,182	$4,667
Investing activities	(2,447)	(1,685)
Financing activities	(9,752)	(2,981)

Total cash provided (used in)	$(17)	$1

Balance Sheets

	November 30,	August 31,
	2011	2011
	(unaudited)
Current assets	$69,811	$74,077
Property, plant and equipment, net	106,705	107,372
Other assets	29,201	30,965

Total assets	205,717	212,414

Current liabilities	28,549	30,155
Long-term debt	17,691	23,802
Redeemable preferred stock	40,260	38,982
Other liabilities	34,175	34,010
Shareholders’ equity	85,042	85,465

Total liabilities and equity	$205,717	$212,414

Penford Corporation

Consolidated Statements of Operations

	Three months ended November 30
(In thousands except per share data)	2011	2010
	(unaudited)
Sales	$90,746	$72,266
Cost of sales	78,938	63,009

Gross margin	11,808	9,257
Operating expenses	6,109	5,194
Research and development expenses	1,340	1,094

Income from operations	4,359	2,969
Interest expense	(2,397)	(2,270)
Other non-operating income, net	20	89

Income before income taxes	1,982	788
Income tax expense	1,390	452

Net income	$592	$336

Weighted average common shares and equivalents outstanding, diluted	12,330	12,339
Earnings per share, diluted	$0.05	$0.03

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